Exhibit 99.(a)(11)

Crocs Inc. Tender Offer (Cash Purchase of Stock Options) April 2, 2009

Crocs Inc. Tender Offer Cash Purchase of Stock Options Repurchase stock options for cash Exercise price of $10.50 or above; vested and unvested shares (“eligible options”) Voluntary participation If you do not participate, the terms and conditions of your options will remain unchanged

Crocs Inc. Tender Offer Cash Purchase of Stock Options Filed with SEC on April 2, 2009 Documents available through “Stock Tender Offer” link at: Company website: www.crocs.com Crocs employee home page Election period ends at 11:59 P.M. Mountain Time April 30, 2009

Crocs Inc. Tender Offer Cash Purchase of Stock Options Offer to Purchase Complete details of the offer, Q &A, instructions Personal Statement Includes all outstanding options and awards as of April 2, 2009 Tender offer only applies to options with an exercise price of $10.50 or above Cash Statement Includes only eligible options Communicates the amount of cash you will receive (before applicable tax withholding) for each grant if you elect to participate Election Form Lists “eligible options” Must check the appropriate box, sign and date Due by 11:59 P.M. on April 30, 2009 Withdrawal Form Elections can be changed or withdrawn before expiration deadline Due by 11:59 P.M. on April 30, 2009

Crocs Inc. Tender Offer Cash Purchase of Stock Options Election Form: Distributed to employees after April 2, 2009 announcement Personalized, but blank forms also available via links at Crocs company and employee web sites DO NOT have to tender all grants DO have to tender all shares in each grant you elect to tender Requirements: Box must be checked for each grant tendered Form must be signed and dated Form must be received by 11:59 P.M. on April 30, 2009 Fax: 303-848-7047 Email: stocktenderoffer@crocs.com Mail or Hand Delivery: Crocs, Inc. 6328 Monarch Park Place Niwot, CO 80503 Attention: Stock Option Administration

Crocs Inc. Tender Offer Cash Purchase of Stock Options Cash Payments: Paid via first available payroll after April 30, 2009 Payments will be made in local currency Applicable tax withholding will be applied Non U.S. Employees: see Appendix A of the Offer to Purchase document for applicable tax information.

Crocs Inc. Tender Offer Cash Purchase of Stock Options Per Share Cash Payment $0.02 $59.9800 8/27/2007 $0.02 $59.0400 8/31/2007 $0.02 $56.7800 9/17/2007 $0.02 $56.1300 8/20/2007 $0.02 $47.8800 7/9/2007 $0.02 $45.9900 7/17/2007 $0.02 $43.0500 6/7/2007 $0.03 $41.1000 12/13/2007 $0.05 $32.7500 1/4/2008 $0.05 $30.0500 1/8/2008 $0.04 $28.6000 5/2/2007 $0.06 $28.1400 1/7/2008 $0.05 $26.8400 4/26/2007 $0.05 $24.3600 2/28/2007 $0.05 $22.9200 1/9/2007 $0.05 $21.6300 11/29/2006 $0.06 $19.6100 10/30/2006 $0.08 $14.9800 9/20/2006 $0.07 $14.4700 5/12/2006 $0.09 $13.0000 5/25/2006 $0.10 $10.5000 2/7/2006 Black Scholes Value Grant Price Grant Date

Crocs Inc. Tender Offer Cash Purchase of Stock Options Forward Questions to: StockTenderOffer@crocs.com or call 303-848-7511 Documents available via Stock Tender Offer link at: www.crocs.com and the Crocs employee home page